UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 15, 2016

GREAT BASIN SCIENTIFIC, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-36662	83-0361454
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

420 E. South Temple, Suite 520, Salt Lake City, UT

(Address of principal executive offices)

84111

(Zip code)

(801) 990-1055

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities

On November 15, 2016, certain holders of the Series F Convertible Preferred Stock (“Preferred Stock’) were issued shares of the Company’s common stock pursuant to Section 3(a)(9) of the United States Securities Act of 1933, (as amended) in connection with the mandatory conversion of the Preferred Stock under the terms of the Certificate of Designations for the Preferred Stock.  In connection with the mandatory conversions, the Company issued 12,800,000 shares of common stock upon the conversion of 256 shares of Preferred Stock at a conversion price of $0.02 per share.

As previously disclosed, the Company mandatorily converted 2,098 of the Preferred Stock into approximately 104.9 million shares of our common stock, at a conversion price of $0.02 per share.  Due to restrictions on beneficial ownership the Company has converted 1,408 shares of Preferred Stock into 70,400,000 shares of common stock pursuant to the mandatory conversion.  The remaining 690 shares of Preferred Stock are held in abeyance and remain to be mandatorily converted for the issuance of 34,500,000 shares of common stock.

The Company previously filed an 8-K on November 14, 2016 and reported 152,683,055 shares of common stock outstanding therefore as of November 18, 2016 there are 165,483,055 shares of common stock issued and outstanding.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREAT BASIN SCIENTIFIC, INC.

Date: November 18, 2016	By:	/s/ Ryan Ashton
Ryan Ashton
President and Chief Executive Officer